Exhibit 5.1

To:

Auris Medical Holding AG

Bahnhofstrasse 21

6300 Zug

Switzerland

Zurich, July 21, 2014	Marco A. Rizzi | Partner
mrizzi@froriep.ch

Auris Medical Holding AG – Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Swiss counsel to Auris Medical Holding AG (the “Company”) in connection with the filing of a registration statement on Form F-1 filed on July 21, 2014 (Registration No. 333-197105), including the prospectus set forth therein (the “Registration Statement”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”) 6,900,000 common shares of CHF 0.40 par value each of the Company and any additional shares with a nominal value of CHF 0.40 sold or, if and to the extent such option is exercised, to be sold to the underwriters pursuant to the over-allotment option granted by the Company to the underwriters (the “Shares”). As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

1.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof and as currently applied by the Swiss courts. In the absence of statutory or established case law, we base our opinion on our independent professional judgement.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For the purpose of giving this opinion, we have only examined the following documents (the “Documents”):

(i)	a pdf copy of the Registration Statement;

(ii)	a pdf copy of the notarially certified articles of incorporation of the Company in their version of July 14, 2014 (the “Articles”);

(iii)	the original of a certified excerpt from the daily registry of the Commercial Register of the Canton of Zug dated July 16, 2014 relating to the Company (the “Excerpt”);and

(iv)	a pdf copy of the shareholder resolutions in the form of a public deed passed at the extraordinary general meeting of shareholders of the Company held on July 14, 2014 regarding, among others, the adoption of the Articles and the authorization (the “Authorization”) granted to the board of directors to increase the share capital by up to CHF 3,760,000 and to issue up to 9,400,000 shares of a nominal value of CHF 0.40 each (the “Shareholders Resolution”).

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Swiss law.

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein. In this opinion, Swiss legal concepts are expressed in English language terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2.	Assumptions

In rendering the opinion below, we have assumed:

a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

b)	the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined, and the accuracy of all factual information contained in, or material statements given in connection with, the Documents;

c)	the Shareholders Resolution has been duly resolved in meetings duly convened and has not been rescinded or amended and is in full force and effect;

d)	the Registration Statement has been duly filed by the Company;

e)	the Articles and the Excerpt are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles or the Excerpt as of the date hereof;

f)	to the extent relevant for purposes of this opinion, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate;

g)	(i) a sufficient number of Shares will be available for issuance, (ii) the Registration Statement is effective and will continue to be effective, (iii) the offering and sale of and payment for the Shares will be in accordance with the Registrations Statement, (iv) the consideration received for the issuance and sale of the Shares will not be less than the nominal value of the Shares, (v) to the extent applicable, the Shares will be issued in accordance with articles 647, 651-652h, 931a – 937 and 973c of the Swiss Code of Obligations as well as the relevant commercial register regulations, and (vi) the issuance and sale of the Shares will not violate the articles of incorporation or organizational regulations of the Company, any applicable law or any requirement or restriction imposed by any court or governmental body having jurisdiction of the Company.

3.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that the Shares, when sold, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Shares).

4.	Qualifications

The above opinions are subject to the following qualifications:

a)	The lawyers of our firm are members of the Swiss bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

b)	This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

c)	Notwithstanding the registration of the Ordinary Share Capital with the Commercial Register of the Canton of Zug, the Shareholders Resolution underlying such share capital may be challenged by a dissenting shareholder in court within two months after Shareholders Resolution. Should the court decide in favor of the claimant, the court may annul the relevant resolution of the general meeting of the shareholders. As a consequence, any amendment made to the articles of incorporation of the company based on such a resolution may be void.

d)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement.

e)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

* * *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

FRORIEP

/s/ Ansgar Schott

Ansgar Schott (on behalf of Marco A. Rizzi)